Exhibit 6.2

Declaration from the sole Director and Shareholder

I, Julien Peloquin hereby declare being the sole director and shareholder inscribed at the registry of corporations in Canada. I hold the position of President, Secretary and Treasurer. I hold the only 1000 voting common shares issued. I have signed an MOU with Advanced Fuel Technologies Limited to sell 50% of my shares for $1,500,000.00 and in the future the balance of shares of Lux Biologics Limited for shares of Advanced Fuel Technologies Limited.

There will be no other common shares or other categories of shares of Lux Biologics Limited being emitted during the duration of the agreement signed between Lux Biologics and Advanced Fuel Technologies and until it is agreed by both parties that the MOU is null and void.

Signed in Toronto, Ontario Canada December 18th 2016

- Signed -

__________________________________
Julien Peloquin, President

Acknowledged by Francesca Albano on Behalf of Advanced Fuel Technologies Limited

- Signed -

__________________________________
Francesca Albano, CFO